EXHIBIT 99.01


FOR IMMEDIATE RELEASE

E*TRADE Media Contact
---------------------
Heather Fondo
E*TRADE Group, Inc.
650-331-5774
hfondo@etrade.com

E*TRADE Investor Relations Contact
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Erica Gessert
E*TRADE Group, Inc.
415-932-5765
egessert@etrade.com


               E*TRADE GROUP, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

MENLO PARK, Calif. - July 5, 2001 - E*TRADE Group, Inc. (NYSE: ET) announced today that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of E*TRADE that do not offer an adequate price to all stockholders or are otherwise not in the best interests of E*TRADE and its stockholders.

     E*TRADE said that the Plan was not adopted in response to any specific effort to acquire control of the Company, and it is not aware of any such effort. However, the company has always considered and will continue to consider appropriate business combinations that would enhance shareowner value.

     Under the Plan each common stockholder at the close of business on July 17, 2001 will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from E*TRADE Group, Inc. one one-thousandth of a share of a new series of participating Preferred Stock at an initial purchase price of $50. The rights will become exercisable and will detach from the Common Stock within a specified period of time after any person has become the beneficial owner of 10% or more of E*TRADE Group, Inc.'s Common Stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 10% or more of the Common Stock.

     If any person becomes the beneficial owner of 10% or more of E*TRADE's Common Stock, each right will entitle the holder, other than the acquiring person, to purchase for the purchase price E*TRADE Common Stock having a value of twice the purchase price.


                                    -more-

     If, following an acquisition of 10% or more of E*TRADE's Common Stock, E*TRADE is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.

     At any time after a person has acquired 10% or more (but before any person has acquired more than 50%) of the Company's Common Stock, E*TRADE may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

     The existing reported shareholdings of SOFTBANK (E*TRADE's largest shareholder) and its affiliates and associates will not trigger any rights under the Plan so long as SOFTBANK and its affiliates and associates do not acquire more than an additional 5,000,000 shares of E*TRADE's Common Stock.

     E*TRADE may redeem the rights at a price of $.01 per right at any time prior to a specified period of time after a person has become the beneficial owner of 10% or more of its Common Stock. The rights will expire on July 9, 2011, unless earlier exchanged or redeemed.

About E*TRADE
-------------

E*TRADE is a global leader in online personal financial services, offering value-added investing, banking and research features, premium customer service and a redundant, proprietary Stateless Architecture(R) infrastructure. In addition to the U.S., E*TRADE presently serves customers in Australia, Canada, Denmark, Hong Kong, Israel, Korea, Japan, Norway, South Africa, Sweden, and the U.K. through branded web sites. E*TRADE Securities, Incorporated (Member NASD/SIPC), and its parent company, E*TRADE Group, Inc., have offices in Northern California, New York City and in other major business centers in the U.S. and worldwide.

                                              # # #

IMPORTANT NOTICE

E*TRADE, the E*TRADE logo and Stateless Architecture are registered trademarks of E*TRADE Securities, Inc. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. For a detailed discussion of these and other cautionary statements, please refer to the registration statement filed by E*TRADE with the SEC relating to this transaction. Further information about these risks and uncertainties can be found in E*TRADE's Form 10K and Forms 10Q filed with the SEC. SYSTEM RESPONSE AND ACCOUNT ACCESS TIME MAY VARY DUE TO MARKET CONDITIONS, TRADING VOLUME, SYSTEM PERFORMANCE AND OTHER FACTORS.